Exhibit 99.1

AMRI Signs Definitive Agreement To Be Acquired By The Carlyle Group and GTCR for $21.75 per share in cash

ALBANY, N.Y., June 6, 2017 – Albany Molecular Research, Inc. (NASDAQ:AMRI), a global contract research, development and manufacturing organization working with the life sciences industry to improve patient outcomes and quality of life for more than 25 years, today announced it has signed a definitive agreement to be acquired by affiliates of The Carlyle Group (“Carlyle”) and GTCR LLC (“GTCR”) for $21.75 per share in cash.

This represents a 42% premium to the 60-day weighted average closing stock price leading up to April 5, 2017 (the last trading day prior to public rumors in the press regarding a potential sale process).

The agreement was unanimously approved by AMRI’s Board of Directors which has recommended that the shareholders vote in favor of the transaction.

William S. Marth, President and CEO of AMRI, said, “This transaction is a strong endorsement of our strategy. Given their deep healthcare industry expertise and financial resources, Carlyle and GTCR are highly attractive partners for us and offer a compelling opportunity to accelerate our growth and enhance delivery of world-class solutions to our customers.”

“We strongly believe in AMRI’s strategic direction and have been very impressed with management’s ability to transform the business into a trusted partner for the biopharma industry,” said Dean Mihas, Managing Director and head of the Healthcare group for GTCR. “We believe AMRI is uniquely positioned to capitalize on an increased trend for outsourcing of pharmaceutical products and services and look forward to partnering with the AMRI team to achieve its strategic objectives and drive value for all of AMRI’s stakeholders.”

Commenting on the transaction, Stephen H. Wise, Managing Director and Global Head of Healthcare for Carlyle, said, “AMRI has a strong track record of delivering world class solutions to the global biopharmaceutical industry, and we are excited to help the Company create long-term value through targeted growth and superior customer service. We see great potential and talent within the organization, and are eager to partner with AMRI to strengthen and build upon its existing set of products and services.”

Closing of the transaction is subject to customary closing conditions, including, among others, the affirmative vote in favor of the transaction by holders of a majority of AMRI’s outstanding common stock and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and similar laws outside the U.S. It is anticipated that the special meeting of AMRI’s stockholders to vote on the transaction will be held in the third quarter of 2017, and, if the transaction is approved, the merger would be expected to close shortly thereafter.

The transaction will be financed through a combination of debt and equity financing. Carlyle and GTCR have received debt financing commitments to finance the transaction. There is no financing condition to the obligations of the equity sponsors to consummate the transaction. Equity capital for Carlyle’s investment will come from Carlyle Partners VI, L.P., a $13 billion buyout fund, and equity capital for GTCR’s investment will come from GTCR Fund XI, a buyout fund with $3.85 billion of limited partner capital commitments.

Credit Suisse Securities (USA) LLC is acting as exclusive financial advisor to AMRI and provided a fairness opinion to a special committee of the Board of Directors of AMRI. Goodwin Procter LLP is acting as legal advisor to AMRI in connection with the transaction. Latham & Watkins LLP is acting as legal advisor and Barclays and Morgan Stanley & Co. LLC are acting as financial advisors to Carlyle in connection with the transaction. Kirkland & Ellis LLP is acting as legal advisor and RBC Capital Markets LLC is acting as financial advisor to GTCR in connection with the transaction.

Additional Information about the Proposed Transaction and Where to Find It

AMRI plans to file with the U.S. Securities and Exchange Commission (“SEC”) and furnish its stockholders with a proxy statement in connection with the proposed transaction with Carlyle and GTCR and security holders of AMRI are urged to read the proxy statement and the other relevant materials when they become available because such materials will contain important information about AMRI, Carlyle and GTCR and their respective affiliates and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any and all other documents filed by AMRI with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov.

In addition, investors may obtain a free copy of AMRI’s filings from AMRI’s website at http://ir.amriglobal.com/ or by directing a request to: Albany Molecular Research, Inc., 26 Corporate Circle, Albany, New York 12203, attn: investorinfo@amriglobal.com.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION.

Participants in the Solicitation

AMRI and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of AMRI in connection with the proposed transaction. Information about those directors and executive officers of AMRI, including their ownership of AMRI securities, is set forth in the proxy statement for AMRI’s 2017 Annual Meeting of Stockholders, which was filed with the SEC on April 19, 2017, as supplemented by other AMRI filings with the SEC. Investors and security holders may obtain additional information regarding the direct and indirect interests of AMRI and its directors and executive officers in the proposed transaction by reading the proxy statement and other public filings referred to above.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, potential opportunities to accelerate AMRI’s growth and enhance its delivery of world-class solutions to its customers; AMRI’s position to capitalize on an increased trend for outsourcing of pharmaceutical products and services; the expected impact of this transaction on AMRI’s financial and operating results and business, the operation and management of AMRI after the acquisition, the anticipated funding for the transaction, and the timing of the closing of the acquisition. The words “anticipates”, “believes”, “expects”, “may”, “plans”, “predicts”, “will”, “potential”, “goal” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Readers should not place undue reliance on these forward-looking statements. AMRI’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which AMRI may not be able to predict and may not be within AMRI’s control. Factors that could cause such differences include, but are not limited to, (i) the risk that the proposed merger may not be completed in a timely manner, or at all, which may adversely affect AMRI's business and the price of its common stock, (ii) the failure to satisfy all of the closing conditions of the proposed merger, including the adoption of the Merger Agreement by AMRI's stockholders and the receipt of certain governmental and regulatory approvals in the U.S. and in foreign jurisdictions, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (iv) the effect of the announcement or pendency of the proposed merger on AMRI's business, operating results, and relationships with customers, suppliers, competitors and others, (v) risks that the proposed merger may disrupt AMRI's current plans and business operations, (vi) potential difficulties retaining employees as a result of the proposed merger, (vii) risks related to the diverting of management's attention from AMRI's ongoing business operations, and (viii) the outcome of any legal proceedings that may be instituted against AMRI related to the Merger Agreement or the proposed merger. In addition, AMRI's actual performance and results may differ materially from those currently anticipated due to a number of risks including, without limitation: changes in customers’ spending and demand and the trends in pharmaceutical and biotechnology companies’ outsourcing of manufacturing services and research and development; AMRI’s ability to provide quality and timely services and to compete with other companies providing similar services; AMRI’s ability to comply with strict regulatory requirements; AMRI’s ability to successfully integrate past and future acquisitions and to realize the expected benefits of each; disruptions in AMRI’s ability to source raw materials; a change in the AMRI’s relationships with its largest customers; AMRI’s ability to service its indebtedness; AMRI’s ability to protect its technology and proprietary information and the confidential information of its customers; AMRI’s ability to develop products of commercial value under its collaboration arrangements; the risk of patent infringement and other litigation; as well as those risks discussed in AMRI’s Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the Securities and Exchange Commission (SEC) on March 16, 2017, subsequent Quarterly Reports filed with the SEC and AMRI’s other SEC filings. Numerous factors, including those noted above, may cause actual results to differ materially from current expectations. AMRI expressly disclaims any current intention or obligation to update any forward-looking statement in this press release to reflect future events or changes in facts affecting the forward-looking statements contained in this press release.

About AMRI

Albany Molecular Research Inc. (AMRI) is a global contract research and manufacturing organization that has been working with the Life Sciences industry to improve patient outcomes and the quality of life for more than two decades. With locations in North America, Europe and Asia, our key business segments include Discovery and Development Services (DDS), Active Pharmaceutical Ingredients (API), Drug Product (DP), and Fine Chemicals (FC). For more information about AMRI, please visit our website at www.amriglobal.com or follow us on Twitter (@amriglobal).

About The Carlyle Group

The Carlyle Group (NASDAQ:CG) is a global alternative asset manager with $162 billion of assets under management across 287 investment vehicles as of March 31, 2017. Carlyle’s purpose is to invest wisely and create value on behalf of its investors, many of whom are public pensions. Carlyle invests across four segments – Corporate Private Equity, Real Assets, Global Market Strategies and Investment Solutions – in Africa, Asia, Australia, Europe, the Middle East, North America and South America. Carlyle has expertise in various industries, including: aerospace, defense & government services, consumer & retail, energy, financial services, healthcare, industrial, real estate, technology & business services, telecommunications & media and transportation. The Carlyle Group employs more than 1,550 people in 31 offices across six continents.

About GTCR

Founded in 1980, GTCR is a leading private equity firm focused on investing in growth companies in the Financial Services & Technology, Healthcare, Technology, Media & Telecommunications and Growth Business Services industries. The Chicago-based firm pioneered The Leaders Strategy™ - finding and partnering with management leaders in core domains to identify, acquire and build market-leading companies through transformational acquisitions and organic growth. Since its inception, GTCR has invested more than $12 billion in over 200 companies. For more information, please visit www.gtcr.com.

For AMRI:

Investors

Patty Eisenhaur

patty.eisenhaur@amriglobal.com

518-512-2936

Media

Gina Rothe
gina.rothe@amriglobal.com
518-512-2512

Carolyn Hawley

Canale Communications

Carolyn@canalecomm.com

619-849-5382

For Carlyle:

Jordan DeJarnette

jordan.dejarnette@carlyle.com

202-729-5025

For GTCR:

Eileen Rochford

eileenr@theharbingergroup.com

+1 (312) 953-3305